Exhibit 99.1

Neonode Board of Directors Selects Thomas Eriksson as Chief Executive Officer

STOCKHOLM, Sweden, January 28, 2011 – Neonode (NEON.OB), the Optical Touchscreen Technology Company, announced today the appointment of Thomas Eriksson as the company’s Chief Executive Officer. Mr. Eriksson, a co-founder of Neonode Inc., has served as the Chief Executive Officer of Neonode Technologies AB, a wholly owned subsidiary of the company, since January 1, 2009. Prior to 2009, Mr. Eriksson served as the Chief Technology Officer of the company.

Mr. Per Bystedt, who has stepped down as Neonode’s CEO to make room for Mr. Eriksson’s appointment, will assume the role of Executive Chairman and continue to serve as the Chairman of the Board of Directors. As Executive Chairman, Mr. Bystedt will assist with the transition of the Chief Executive Officer role to Mr. Eriksson, and along with Mr. Eriksson, will be responsible for charting the future strategic direction of the company.

“Thomas’s extensive knowledge of our touch screen technology, customer experience and exceptional operational leadership makes him the ideal choice to lead Neonode as CEO. He is one of the founding visionaries of the company and has been instrumental in the company’s resurgence and success during the past two years,” said Per Bystedt, Chairman of the Board of Directors. “The time is right for a transfer of leadership. We have moved from the organizational phase and are now in a rapid growth commercial phase. I look forward to supporting Thomas as he leads the company forward.”

“I am looking forward to the opportunity to continue to grow the company and lead a very competent team at Neonode. Our touch solution for portable devices is many times more cost-effective than any other high performance touch solution in the market today, and we are gaining market traction in a wide array of handheld consumer and industrial products. We are just at the beginning of a very bright future,” said Thomas Eriksson, CEO.

For more information, please visit www.neonode.com or contact:

Per Bystedt, Chairman of the Board of Directors
per.bystedt@neonode.com
Tel: +46 709 558 443

Thomas Eriksson, CEO
thomas.eriksson@neonode.com
Tel: +46 708 521 337

About Neonode Inc.
Neonode Inc. is the leading provider of optical touch screen solutions for handheld and small to midsize devices. Neonode is offering software licenses and engineering design services that enable companies to make high functionality touch screens at a low cost. zForce is the name of Neonode’s proprietary patented touch screen technology. Neonode Inc. is listed on the OTCBB under the symbol NEON.OB.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc.